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                                                                    EXHIBIT 12.3
         UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                           Year ended December 31
                                                                           ----------------------------------------------------
Millions of dollars                                                           1997       1996       1995     1994     1993
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
Earnings from continuing operations                                         $  687      $  468     $  251   $  111   $  273
Provision for income taxes                                                     119         302        226      161      213
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      Earnings subtotal                                                        806         770        477      272      486

Fixed charges included in earnings:
   Interest expense                                                            183         279        291      275      304
   Interest portion of rentals                                                  23          40         41       50       55
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      Fixed charges subtotal                                                   206         319        332      325      359

Earnings from continuing operations
   available before fixed charges                                           $1,012      $1,089     $  809   $  597   $  845
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Fixed charges:
   Fixed charges included in earnings                                          206         319        332      325      359
   Capitalized interest                                                         35          15         35       30       30
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      Total fixed charges                                                   $  241      $  334     $  367   $  355   $  389
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Ratio of earnings from continuing operations
    to fixed charges                                                           4.2         3.3        2.2      1.7      2.2
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(a) Includes pre-tax impairment of:                                             69          75        105       71       19

The ratio of earnings, excluding impairment, to fixed charges would be:        4.5         3.5        2.5      1.9      2.2

(b) Calculated as one-third of operating rental expense.
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